Exhibit 3.1

THIRD AMENDMENT
TO
SECOND AMENDED AND RESTATED BYLAWS
OF
ASCENT SOLAR TECHNOLOGIES, INC.

The undersigned, being the President of Ascent Solar Technologies, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the Corporation's Second and Amended and Restated Bylaws, dated February 10, 2009 (the “Bylaws”), were amended by a resolution of the Corporation's Board of Directors, adopted as of December 15, 2015, as follows:

Section 2.5 of the Bylaws is amended and restated in its entirety to read as follows:

2.5.   Quorum; Adjournment.  The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 15th day of December, 2015.

/s/VICTOR LEE
Victor Lee, President